Exhibit 99.1

AMENDMENT NO. 1 TO

SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of December 24, 2008 by and between Icagen, Inc. (the “Company”), a Delaware corporation with offices located at 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703, and P. Kay Wagoner, Ph.D. (“Executive”), whose address is 1001 Monterey Valley, Chapel Hill, North Carolina, 27516.

W I T N E S S E T H :

WHEREAS, on August 21, 2007, the Company and Executive entered into a Second Amended and Restated Executive Employment Agreement (as amended from time to time, the “Agreement”), pursuant to which the Company employed the Executive in the position of President and Chief Executive Officer on the terms and subject to the conditions set forth therein; and

WHEREAS, the Company and Executive desire to amend the Agreement on the terms set forth below;

NOW, THEREFORE, in consideration of the foregoing and the provisions and mutual promises herein contained and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1. AMENDMENT TO DEFINITION OF SEVERANCE BENEFIT. Section 5(e) of the Agreement is hereby amended to read in its entirety as follows:

“(e) Severance. In the event of termination of Executive’s employment (i) by the Company without Cause or (ii) by Executive for Good Reason, and subject to Executive’s signing and not revoking a general release of claims with the Company in a form satisfactory to the Company, Executive shall receive, as partial consideration for the covenants of Executive set forth in the agreement referenced in Section 6 hereof, a severance payment (the “Severance Benefit”) in an amount equal to twenty-four (24) month’s base salary plus 75% of Executive’s target cash bonus for the year in which the termination of Executive’s employment occurs or, if such target cash bonus has not yet been determined as of the date of Executive’s termination, 75% of Executive’s target cash bonus for the year immediately preceding the year in which the termination occurs. The Company shall pay the Severance Benefit to the Executive in semi-monthly installments to be paid on each of the 15th and last business day of each calendar month commencing in the month immediately following the date of termination of Executive’s employment, each such semi-monthly installment to be equal to one-half of a month’s base salary, in accordance with the Company’s customary payroll practices. Executive shall also continue to be entitled to receive all Company medical and dental insurance, life insurance and disability insurance benefits to which Executive was entitled as of the date of termination (the “Continuing Benefits”), subject to the terms of all applicable benefit plans and to the extent such benefits can be provided to non-employees (or to the extent such benefits cannot be provided to non-employees, then the Company shall pay to Executive on each of the 15th and last business day of each month during the applicable period the amount that the Company was paying to the applicable third party for such benefits immediately prior to the termination of Executive’s employment), at the same average level and on the same terms and conditions which applied immediately prior to the date of Executive’s termination, for the shorter of (i) twenty-four (24) months following the date of such termination, or (ii) until Executive obtains comparable coverage from another employer. The Company shall also pay to Executive any payments due pursuant to Section 5(g) hereof.

In the event that the Company elects not to renew this Agreement pursuant to Section 5(a) hereof, the Severance Benefit and the Continuing Benefits specified above in this Section 5(e) shall apply but, wherever “twenty-four (24) months” appears, it shall be amended to read as “twenty-one (21) months”.”

2. TREATMENT OF EQUITY AWARDS. A new Section 5(e)(A) is hereby added following Section 5(e) of the Agreement, and shall read in its entirety as follows:

“Equity Awards. Any stock options, restricted stock units, restricted stock awards or other stock-based awards granted to Executive by the Company shall be governed by the equity compensation or other related plan pursuant to which such awards were granted and the respective agreement(s) evidencing such awards; provided, however, that with respect to awards issued to Executive under the Company’s 2004 Stock Incentive Plan, as amended (the “Plan”), under the circumstances described in the second clause of the first sentence of each of Sections 8(c)2(a), 8(c)2(b), 8(c)3(b) and 8(c)4(b) of the Plan, the definitions of “Good Reason” and “Cause” set forth in this Agreement shall apply to such awards in lieu of the definitions of “Good Reason” and “Cause” set forth in Sections 8(c)(1)(c) and 8(c)(1)(d) of the Plan, respectively.”

3. AMENDMENT TO DEFINITION OF GOOD REASON. Section 5(f) of the Agreement is hereby amended to read in its entirety as follows:

“Good Reason. For purposes of this Agreement, “Good Reason” shall mean, the occurrence, without the consent of Executive, of any of the following events, unless, in the case of (i), (ii), (iii), (iv) and (v) below, such event is corrected within thirty (30) days after written notification by Executive to the Company of the same: (i) the office from which Executive performs Executive’s principal duties is moved more than 50 miles from the current location of the Company’s offices in Durham, North Carolina; (ii) the assignment to Executive of duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority or responsibilities; (iii) the Company materially breaches its obligations under this Agreement; (iv) a reduction in the Executive’s annual base salary as in effect on the date hereof or as the same was or may be increased thereafter from time to time; (v) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement; or (vi) a Change of Control (as defined below) occurs and Executive notifies the Company in writing within one (1) year of the consummation of such Change of Control that Executive intends to terminate Executive’s employment as a result of the Change of Control, in which event such termination shall be effective not less than sixty (60) days after the date of such written notice. Notice of the occurrence of an event described in (i), (ii), (iii), (iv) or (v), above, must be provided by the Executive to the Company in writing within ninety (90) days after the initial occurrence of such event, and termination due to such event must occur not more than ninety (90) days after such initial occurrence.”

4. AMENDMENT TO TAX GROSS-UP PAYMENT. Section 5(g)(B) of the Agreement is hereby amended to read in its entirety as follows:

“(B) Any Tax Gross-Up Payment shall be paid by the Company to Executive as and when the Excise Tax is incurred on any Potential Parachute Payment, but in no event later than the end of the Executive’s taxable year in which the Executive remits the related taxes.”

5. AMENDMENT FOR SECTION 409A COMPLIANCE. Section 5 of the Agreement is hereby amended by adding a new Section 5(j) to read in its entirety as follows:

“(j) Section 409A Compliance. Payment of the Severance Benefit and the Continuing Benefits shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of the Executive’s employment. The following rules shall apply with respect to distribution of the Severance Benefit and the Continuing Benefits:

(i) It is intended that each installment of the Severance Benefit and the Continuing Benefits shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance issued thereunder (“Code Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Code Section 409A.

(ii) If, as of the date of the Executive’s separation from service from the Company, the Executive is not a “specified employee” (within the meaning of Code Section 409A), then each installment of the Severance Benefit and the Continuing Benefits shall be made on the dates and terms set forth in this Agreement.

(iii) If, as of the date of the Executive’s separation from service from the Company, the Executive is a “specified employee” (within the meaning of Code Section 409A), then:

A. Each installment of the Severance Benefit and the Continuing Benefits that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation § 1.409A-1(b)(4) to the maximum extent permissible under Code Section 409A. “Short-Term Deferral Period” means the period ending on the later of the fifteenth day of the third month following the end of the Executive’s tax year in which the separation from service occurs and the fifteenth day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

B. Each installment of the Severance Benefit and the Continuing Benefits due under the Agreement that is not described in paragraph (iii)(A) above and that would, absent this Section 5(j), be paid within the six-month period following the Executive’s separation from service from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service, and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of the Severance Benefit and Continuing Benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation § 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service) or under any other arrangement that does not provide for a deferral of compensation. Any installments that qualify for the exception under Treasury Regulation § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the Executive’s taxable year in which the separation from service occurs.

(iv) The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on, the presumptions set forth in Treasury Regulation § 1.409A-1(h). Solely for purposes of this paragraph (iv), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.”

6. EFFECT OF AMENDMENT. Except for the modifications explicitly set forth in this Amendment, all provisions of the Agreement in effect prior to the execution of this Amendment shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Second Amended and Restated Executive Employment Agreement as of the day and year first above written.

ICAGEN, INC.

By:	/s/ Charles A. Sanders
Name:	Charles A. Sanders
Title:	Chairman/Director

/s/ P. Kay Wagoner
P. Kay Wagoner, Ph.D.

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